Ehibit (a)(1)(K)
NEWS RELEASE
STEALTH ACQUISITION CORP. ANNOUNCES SUCCESSFUL COMPLETION
OF TENDER OFFER FOR ALL OUTSTANDING SHARES OF SAFENET, INC.
SAN FRANCISCO — April 12, 2007 — Stealth Acquisition Corp. today announced the completion of its tender offer for all outstanding shares of SafeNet, Inc. (NASDAQ: SFNT). The tender offer expired at 8:00 p.m. ET on April 11, 2007. According to information provided by Computershare, the depositary for the tender offer, as of that time, approximately 17,939,205 shares, representing approximately 84% of SafeNet’s outstanding shares, were tendered and not withdrawn in the offer (including shares tendered by notice of guaranteed delivery).
The subsequent merger to finalize the acquisition is expected to close later today. All remaining outstanding SafeNet shares will be converted into the right to receive $28.75 in cash. Following the merger, SafeNet will become a wholly owned subsidiary of an affiliate of Vector Capital.
About Vector Capital
Vector Capital is a leading private equity firm specializing in buyouts, spinouts and recapitalizations of established technology businesses. Vector identifies and pursues these complex investments in both the private and public markets. Vector actively partners with management teams to devise and execute new financial and business strategies that materially improve the competitive standing of these businesses and enhance their value for employees, customers and shareholders. Among Vector’s notable investments are Savi Technology, LANDesk Software, Corel Corporation (Nasdaq: CREL), Register.com, and Watchguard Technologies. For more information, visit www.vectorcapital.com.
About SafeNet, Inc.
SafeNet is a global leader in information security. Founded more than 20 years ago, the company provides complete security utilizing its encryption technologies to protect communications, intellectual property and digital identities, and offers a full spectrum of products including hardware, software, and chips. UBS, Nokia, Fujitsu, Hitachi, Bank of America, Adobe, Cisco Systems, Microsoft, Samsung, Texas Instruments, the U.S. Departments of Defense and Homeland Security, the U.S. Internal Revenue Service and scores of other customers entrust their security needs to SafeNet. For more information, visit www.safenet-inc.com.

Forward Looking Statements.
Statements made in this release which are not historical facts contain “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “anticipate,” “contemplate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “target,” “look forward to” and similar expressions. The forward-looking statements involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond our control. We caution investors that any forward-looking statements made by us are not guarantees of future performance or events. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments, except to the extent required by law.
This document is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of SafeNet’s common stock will only be made pursuant to an offer to purchase and related materials that Stealth Acquisition Corp. has filed with the Securities and Exchange Commission. SafeNet stockholders should read these materials carefully prior to making any decisions with respect to the offer because they contain important information, including the terms and conditions of the offer. SafeNet stockholders may obtain the offer to purchase and related materials with respect to the offer free of charge at the SEC’s website at www.sec.gov, from the information agent named in the tender offer materials or from Stealth Acquisition Corp.
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Vector Contact

David Fishman
dfishman@vectorcapital.com
(415) 293-5060
www.vectorcapital.com